PROMISSORY NOTE

$____________

                                   SECTION ONE
                                  TERMS OF NOTE

FOR VALUE RECEIVED, SGI INTERNATIONAL, OTC Bulletin Board symbol "SGII"
(the "Debtor"), of 1200 Prospect Street, Suite 325, La Jolla, CA 92037 promises to pay to the order of SETTONDOWN CAPITAL INTERNATIONAL, LTD. (hereinafter "SETTONDOWN") of Charlotte House, Charlotte Street, P.O. Box 9204, Nassau, Bahamas, the principal sum of _______________ ($___________) Dollars with interest thereon at the rate of twelve percent per annum, payable on _________, 1999, in cash or unrestricted shares of Common Stock of the Debtor at the closing bid price per share of the Common Stock on the trading date immediately preceding the day such interest is paid. The original loan that is the subject of this Promissory Note was made by SETTONDOWN by wire transfer to Union Bank of California, El Cajon branch, in California, ABA number 122000496, Account number 0080017367 to the account of SGI International on ___________, 1999.

                                   SECTION TWO
                               PREPAYMENT OF NOTE

Prepayment of the full principal balance, along with all unpaid interest, or any portion of the principal balance, along with any portion thereof of unpaid interest, is permitted at any time without penalty.

                                  SECTION THREE
                    EFFECT OF WAIVER OF RIGHTS BY SETTONDOWN

SETTONDOWN is not under any obligation to exercise any of its rights under this note, and failure to exercise its rights under this note or to delay in exercising any of its rights shall not be deemed a waiver of or in any manner impair any of the rights of SETTONDOWN.

                                  SECTION FOUR
                         CUMULATIVE RIGHTS AND REMEDIES

The rights and remedies of SETTONDOWN specified in this note are cumulative and do not exclude any other rights or remedies it may otherwise have.

                                  SECTION FIVE
                      ACCELERATION ON INSOLVENCY OF DEBTOR

If Debtor shall be adjudged bankrupt, or file a petition in bankruptcy, or have a petition in bankruptcy filed against him, this note shall become due and payable immediately without demand or notice.

                                   SECTION SIX
             WAIVER OF PRESENTMENT, PROTEST, AND NOTICE OF DISHONOR

Debtor hereby waives all acts on the part of SETTONDOWN required in fixing the liability of the party, including among other things presentment, demand, notice of dishonor, protest, notice of protest, notice of nonpayment, and any other notice.

                                  SECTION SEVEN
                                 CHOICE OF LAWS

This note shall be governed by and construed in accordance with the laws of New York in all respects, including matters of construction, validity and performance.

                                  SECTION EIGHT
                               COSTS OF COLLECTION

Debtor shall pay on demand all costs of collection, including legal expenses and attorney fees, incurred by SETTONDOWN in enforcing this note on default.

                                  SECTION NINE
                                INTEREST CHARGES

If a law, which applies to this note and which sets the maximum interest amount, is finally interpreted so that the interest in connection with this note exceed the permitted limits, then: (1) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (2) any sums already collected (if any) from the Debtor which exceed the permitted limits will be refunded to the Debtor. The note holder may choose to make this refund by reducing the principal Debtor owes under this note or by making a direct payment to the Debtor. If a refund reduces the principal, the reduction will be treated as a partial payment.

                                   SECTION TEN
                             CONFESSION OF JUDGMENT

The Debtor authorizes any attorney at law to appear in any court of record in the State of New York or any other state or territory of the United States after this note becomes due, by acceleration, or otherwise, and admit the maturity of this note, waive the issuing and service of process, and confess judgment against Debtor in favor of SETTONDOWN or any other holder of this note for the amount then appearing due and the costs of collection, including, reasonable attorneys fees and legal costs. The Debtor shall also waive all errors, rights of appeal, and stays of execution. This is a warrant of attorney. However, if the inclusion of a confession of judgment provision affects the validity, negotiability, or enforceability of this instrument, the provision shall be treated as if it did not appear in this instrument; but all remaining terms and provisions of this instrument shall subsist and be fully effective according to the tenor of this instrument, as if the confession of judgment provision had never been included.

Dated:  ___________, 1999

                                       SGI INTERNATIONAL



                                       By /s/ JOHN R. TAYLOR
                                          Authorized Signatory